UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        February 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person

                         Table I -- Non-Derivative Securities Acquired,
                               Disposed of, or Beneficially Owned


                                                                          5.
                                                                          Amount of      6.
               2.                                                         Securities     Owner-
               Trans-                                                     Beneficially   ship Form:
 1.            action       3.             4.                             Owned at End   Direct (D)     7.
 Title of      Date         Transaction    Securities Acquired (A)        of Month       or Indirect    Nature of Indirect
 Security      (Month /     Code           or Disposed of (D)             (Instr. 3      (I)            Beneficial Ownership
 (Instr. 3)    Day/Year)    (Instr. 8)     (Instr. 3, 4 and 5)            and 4)         (Instr. 4)     (Instr. 4)
 ----------    ---------    -----------    -------------------------      -----------    -----------    --------------------
                            Code     V     Amount   (A)or(D)  Price
                            -----   ----   ------   --------  -----

 Class A       02/01/99     S              4,615     D        $41.63                     I              By Benjamin I. Lumpkin
 Common Stock                                                                                           1998 NIM-CRUT dated
                                                                                                        October 27, 1998

               02/01/99     S                385     D         41.50                     I              By Benjamin I. Lumpkin
                                                                                                        1998 NIM-CRUT dated
                                                                                                        October 27, 1998

               02/03/99     S              1,154     D         41.50      63,846 (1)     I              By Benjamin I. Lumpkin
                                                                                                        1998 NIM-CRUT dated
                                                                                                        October 27, 1998

               02/01/99     S              4,615     D         41.63                     I              By Elizabeth L. Celio
                                                                                                        1998 NIM-CRUT dated
                                                                                                        October 27, 1998

               02/01/99     S                385     D         41.50                     I              By Elizabeth L. Celio
                                                                                                        1998 NIM-CRUT dated
                                                                                                        October 27, 1998

               02/03/99     S              1,154     D         41.50      63,846 (2)     I              By Elizabeth L. Celio
                                                                                                        1998 NIM-CRUT dated
                                                                                                        October 27, 1998

                                                                          724,601 (3)    I              By Richard Anthony
                                                                                                        Lumpkin 1990 Personal
                                                                                                        Income Trust for the
                                                                                                        Benefit of Elizabeth
                                                                                                        Arabella Lumpkin dated
                                                                                                        April 20, 1990

                                                                          150,224 (3)    I              By Mary Lee Sparks 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of John
                                                                                                        Woodruff Sparks dated
                                                                                                        April 20, 1990

                                                                           75,037 (3)    I              By Margaret L. Keon 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of Susan
                                                                                                        Tamara Keon DeWyngaert
                                                                                                        dated April 20, 1990

                                                                          5.
                                                                          Amount of      6.
               2.                                                         Securities     Owner-
               Trans-                                                     Beneficially   ship Form:
 1.            action       3.             4.                             Owned at End   Direct (D)     7.
 Title of      Date         Transaction    Securities Acquired (A)        of Month       or Indirect    Nature of Indirect
 Security      (Month /     Code           or Disposed of (D)             (Instr. 3      (I)            Beneficial Ownership
 (Instr. 3)    Day/Year)    (Instr. 8)     (Instr. 3, 4 and 5)            and 4)         (Instr. 4)     (Instr. 4)
 ----------    ---------    -----------    -------------------------      -----------    -----------    --------------------
                            Code     V     Amount   (A)or(D)  Price
                            -----   ----   ------   --------  -----

                                                                          724,601 (3)    I              By Richard Anthony
                                                                                                        Lumpkin 1990 Personal
                                                                                                        Income Trust for the
                                                                                                        Benefit of Benjamin
                                                                                                        Iverson Lumpkin dated
                                                                                                        April 20, 1990

                                                                          150,224 (3)    I              By Mary Lee Sparks 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of Anne
                                                                                                        Romayne Sparks dated
                                                                                                        April 20, 1990

                                                                          150,224 (3)    I              By Mary Lee Sparks 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of
                                                                                                        Barbara Lee Sparks dated
                                                                                                        April 20, 1990

                                                                          150,224 (3)    I              By Mary Lee Sparks 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of
                                                                                                        Christina Louise Sparks
                                                                                                        dated April 20, 1990

                                                                           75,037 (3)    I              By Margaret L. Keon 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of
                                                                                                        Joseph John Keon III
                                                                                                        dated April 20, 1990

                                                                           75,037 (3)    I              By Margaret L. Keon 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of
                                                                                                        Katherine Stoddert Keon
                                                                                                        dated April 20, 1990

                                                                          5.
                                                                          Amount of      6.
               2.                                                         Securities     Owner-
               Trans-                                                     Beneficially   ship Form:
 1.            action       3.             4.                             Owned at End   Direct (D)     7.
 Title of      Date         Transaction    Securities Acquired (A)        of Month       or Indirect    Nature of Indirect
 Security      (Month /     Code           or Disposed of (D)             (Instr. 3      (I)            Beneficial Ownership
 (Instr. 3)    Day/Year)    (Instr. 8)     (Instr. 3, 4 and 5)            and 4)         (Instr. 4)     (Instr. 4)
 ----------    ---------    -----------    -------------------------      -----------    -----------    --------------------
                            Code     V     Amount   (A)or(D)  Price
                            -----   ----   ------   --------  -----
                                                                           75,037 (3)    I              By Margaret L. Keon 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of Lisa
                                                                                                        Anne Keon dated April
                                                                                                        20, 1990

                                                                           75,037 (3)    I              By Margaret L. Keon 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of
                                                                                                        Margaret Lynley Keon
                                                                                                        dated April 20, 1990

                                                                           75,037 (3)    I              By Margaret L. Keon 1990
                                                                                                        Personal Income Trust
                                                                                                        for the Benefit of
                                                                                                        Pamela Keon Vitale dated
                                                                                                        April 20, 1990

                                                                           54,688        I              By Richard Adamson
                                                                                                        Lumpkin Grandchildren's
                                                                                                        Trust dated 9/5/80 f/b/o
                                                                                                        Benjamin Iverson Lumpkin

                                                                           54,688        I              By Richard Adamson
                                                                                                        Lumpkin Grandchildren's
                                                                                                        Trust dated 9/5/80 f/b/o
                                                                                                        Elizabeth Arabella
                                                                                                        Lumpkin

                                                                          308,965        I              By Trust named for
                                                                                                        Benjamin Iverson Lumpkin
                                                                                                        created under the Mary
                                                                                                        Green Lumpkin Gallo
                                                                                                        Trust Agreement dated
                                                                                                        December 29, 1989

                                                                          5.
                                                                          Amount of      6.
               2.                                                         Securities     Owner-
               Trans-                                                     Beneficially   ship Form:
 1.            action       3.             4.                             Owned at End   Direct (D)     7.
 Title of      Date         Transaction    Securities Acquired (A)        of Month       or Indirect    Nature of Indirect
 Security      (Month /     Code           or Disposed of (D)             (Instr. 3      (I)            Beneficial Ownership
 (Instr. 3)    Day/Year)    (Instr. 8)     (Instr. 3, 4 and 5)            and 4)         (Instr. 4)     (Instr. 4)
 ----------    ---------    -----------    -------------------------      -----------    -----------    --------------------
                            Code     V     Amount   (A)or(D)  Price
                            -----   ----   ------   --------  -----
                                                                          308,965        I               By Trust named for
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin created under
                                                                                                         the Mary Green Lumpkin
                                                                                                         Gallo Trust Agreement
                                                                                                         dated December 29, 1989

                                                                          311,127 (4)    D

                                                                           48,328 (5)    I               By Benjamin Iverson
                                                                                                         Lumpkin Holdback Trust
                                                                                                         under Richard Anthony
                                                                                                         Lumpkin 1993 Grantor
                                                                                                         Retained Annuity Trust

                                                                           48,328 (5)    I               By Elizabeth A. Lumpkin
                                                                                                         Holdback Trust under
                                                                                                         Richard Anthony Lumpkin
                                                                                                         1993 Grantor Retained
                                                                                                         Annuity Trust

                                                                            1,822        I               By Richard Anthony
                                                                                                         Lumpkin Trust under the
                                                                                                         Trust Agreement dated
                                                                                                         February 6, 1970

                                                                           60,619        I               By Margaret Anne Keon
                                                                                                         Trust under the Trust
                                                                                                         Agreement dated
                                                                                                         February 6, 1970

                                                                           107,030       I               By Mary Lee Sparks Trust
                                                                                                         under the Trust
                                                                                                         Agreement dated February
                                                                                                         6, 1970

                                                 Table II -- Derivative Securities Acquired,
                                                      Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)




                                                                                                    9.
                                                                                                    Number of  10.
                                                                                                    Deriva-    Ownership
                                          5.                                                        tive       Form of    11.
                                          Number of                                                 Securi-    Deriva-    Nature
            2.                            Derivative                                                ties       tive       of
 1.         Conver-    3.                 Securities   6.                7.              8.         Benefi-    Security:  Indirect
 Title of   sion or    Trans-   4.        Acquired     Date Exer-        Title and       Price of   cially     Direct     Benefi-
 Deriva-    Exercise   action   Trans-    (A) or       cisable and       Amount of       Deriva-    Owned at   (D)        cial
 tive       Price of   Date     action    Disposed     Expiration        Underlying      tive       End of     or Indi-   Owner-
 Security   Deriva-    (Month/  Code      of (D)       Date              Securities      Security   Month      rect (I)   ship
 (Instr.    tive       Day/     (Instr.   (Instr. 3,   (Month/ Day/      (Instr. 3       (Instr.    (Instr.    (Instr.    (Instr.
 3)         Security   Year)    8)        4 and 5)     Year)             and 4)          5)         4)         4)         4)
 --------   --------   -------  -------   ----------   ---------------   --------------  -------    -------    ---------  -------
                                                                                 Amount
                                                                                 or
                                                       Date     Expir-           Number
                                                       Exer-    ation            of
                                Code  V   (A)   (D)    cisable  Date     Title   Shares
                                ----  --  ---   ---    -------  ------   ----    ------

Employee   $35.25                                      (1)      9/25/07  Class A  40,000            40,000     D
Stock                                                                    Common
Option                                                                   Stock
(right to
buy) (1)

Employee   $34.50                                      (2)      12/22/07 Class A   5,000             5,000     D
Stock                                                                    Common
Option                                                                   Stock
(right to
buy) (2)

Employee   $29.75                                      (3)      12/31/08 Class A  40,000            40,000     D
Stock                                                                    Common
Option                                                                   Stock
(right to
buy) (3)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin. These shares are not subject to Mr. Lumpkin's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Elizabeth L. Celio. These shares are not subject to Ms. Celio's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (3) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to sales of these shares.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin and Elizabeth L. Celio.


        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard
   A. Lumpkin.

        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments beginning on December 22, 1998.

        (3) The employee stock option dated December 31, 1998 vests in four equal annual installments beginning on December 31, 1999.


   SIGNATURE OF REPORTING PERSON:




   Richard A. Lumpkin*

   By:  Steven L. Grissom
        Attorney in Fact



   DATE: March 8, 1999


   *See Exhibit 1

                              JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 1999



   Signature: Gail Gawthrop Lumpkin*
              By: Steven L. Grissom
                  Attorney in Fact


                              JOINT FILER INFORMATION:

   Name: Benjamin I. Lumpkin

   Address: 1316 West Howard St., #1, Chicago, Illinois 60626

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 1999



   Signature: Benjamin I. Lumpkin**
              By: Steven L. Grissom
                  Attorney in Fact




   * See Exhibit 2
   **See Exhibit 3

                              JOINT FILER INFORMATION:

   Name: Elizabeth L. Celio

   Address: 815 Columbian, Oak Park, Illinois 60302

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 1999



   Signature: Elizabeth L. Celio*
              By: Steven L. Grissom
                  Attorney in Fact




   *See Exhibit 4

                                                                    EXHIBIT 1


                              POWER OF ATTORNEY
                              -----------------

          Power of Attorney made this 31st day of December, 1998:

          I, RICHARD A. LUMPKIN of 5 Lafayette Avenue, Mattoon, Illinois 61938, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

          1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

          2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

          3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

          The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

          This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

          This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

          Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

          This power of attorney shall be governed by the laws of Illinois.

          Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                   /s/ Richard A. Lumpkin
                                   ---------------------------------------
                                   Principal

Specimen signature of my attorney:

__________________________________ ___________________________________
/s/Steven L. Grissom               Steven L. Grissom
                                   Principal (as witness to attorney's
                                   signature)

______________________________________________________________________


STATE OF ILLINOIS        )
                         ) ss
COUNTY OF COLES          )

          I, a Notary Public, in and for said County and State, hereby certify that RICHARD A. LUMPKIN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed that instrument as his free and voluntary act, for the uses and purposes therein set forth.

          Given under my hand and notarial seal this 31st day of December, 1998.

                                   /s/ Renee Spitz
                                   -----------------------------------
                                   Notary Public
                                   Renee Spitz
This document was prepared by:     Notary Public, State of Illinois
                                   My Commission expires Oct. 1, 2000
Debra L. Stetter
Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606

                                                                   Exhibit 2


                              POWER OF ATTORNEY
                              -----------------

          Power of Attorney made this 31st day of December, 1998:

          I, GAIL GAWTHROP LUMPKIN of 5 Lafayette Avenue, Mattoon, Illinois 61938, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

          1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

          2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

          3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

          The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

          This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

          This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

          Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

          This power of attorney shall be governed by the laws of Illinois.

          Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                   /s/ Gail Gawthrop Lumpkin
                                   -----------------------------------
                                   Principal

Specimen signature of my attorney:

Steven L. Grissom
---------------------------------  -----------------------------------
Steven L. Grissom                  Principal (as witness to attorney's
                                   signature)

______________________________________________________________________

STATE OF ILLINOIS        )
                         ) ss
COUNTY OF COLES          )


          I, a Notary Public, in and for said County and State, hereby certify that GAIL GAWTHROP LUMPKIN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

          Given under my hand and notarial seal this 31st day of December, 1998.

                                   /s/ Renee Spitz
                                   -----------------------------------
                                   Notary Public
                                   Renee Spitz
This document was prepared by:     Notary Public, State of Illinois
                                   My Commission Expires Oct. 1, 2000
Debra L. Stetter
Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606

                                                                    EXHIBIT 3


                              POWER OF ATTORNEY
                              -----------------

          Power of Attorney made this 9th day of December, 1998:

          I, BENJAMIN I. LUMPKIN of 1316 W. Howard, Apt. 1, Chicago, IL 60026, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

          1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

          2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

          3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

          The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

          This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

          This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

          Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

          This power of attorney shall be governed by the laws of Illinois.

          Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                   /s/ Benjamin I. Lumpkin
                                   -----------------------------------
                                   Principal

Specimen signature of my attorney:

/s/ Steven L. Grissom
---------------------------------  -----------------------------------
Steven L. Grissom                  Principal (as witness to attorney's
                                   signature)

______________________________________________________________________

STATE OF ILLINOIS        )
                         ) ss
COUNTY OF COLES          )

         I, a Notary Public, in and for said County and State, hereby certify that BENJAMIN I. LUMPKIN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed that instrument as his free and voluntary act, for the uses and purposes therein set forth.

         Given under my hand and notarial seal this 9th day of December, 1998.

                                   /s/ Renee Spitz
                                   -----------------------------------
                                   Notary Public
                                   Renee Spitz
This document was prepared by:     Notary Public State of Illinois
                                   My Commission Expires Oct. 1, 2000
Debra L. Stetter
Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606

                                                                    EXHIBIT 4


                              POWER OF ATTORNEY
                              -----------------

          Power of Attorney made this 7th day of December, 1998:

          I, ELIZABETH L. CELIO of 815 Columbian Avenue, Oak Park, Illinois 60302, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

          1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

          2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA Incorporated; and

          3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

          The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

          This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

          This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

          Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

          This power of attorney shall be governed by the laws of Illinois.

          Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                   /s/ Elizabeth L. Celio
                                   -----------------------------------
                                   Principal

Specimen signature of my attorney:

________________________________   ___________________________________
Steven L. Grissom                  Principal (as witness to attorney's
                                   signature)
______________________________________________________________________

STATE OF ILLINOIS        )
                         ) ss
COUNTY OF COOK           )

         I, a Notary Public, in and for said County and State, hereby certify that ELIZABETH L. CELIO, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

          Given under my hand and notarial seal this 7th day of December, 1998.

                                   /s/ Janet L. Hodapp
                                   -----------------------------------
                                   Notary Public

This document was prepared by:     "Official Seal"
                                   Janet L. Hodapp
Debra L. Stetter                   Notary Public, State of Illinois
Schiff Hardin & Waite              My Commission expires 04/20/02
6600 Sears Tower
Chicago, Illinois 60606